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                                                                    EXHIBIT 99.1

[COLLINS & AIKMAN LETTERHEAD]                                       NEWS RELEASE


FOR IMMEDIATE RELEASE
OCTOBER 6, 2004



            COLLINS & AIKMAN TO PARTICIPATE IN HIGH YIELD CONFERENCE

TROY, MI -- Collins & Aikman Corporation (NYSE: CKC) will participate in Deutsche Bank's 12th Annual Global High Yield Conference in Scottsdale, Arizona on Thursday, October 7, 2004. At the conference, Collins & Aikman will discuss previously disclosed information and state that, consistent with its previous indications, the company expects its Third Quarter of 2004 to be the fifth consecutive quarter of improvement in EBITDA before restructuring and impairment charges, despite increased commodity costs and OEM production cuts. The company's presentation material for this conference will be available in advance through its web site at www.collinsaikman.com.



EBITDA is defined as operating income plus depreciation and amortization. Management considers EBITDA to be a key measure of performance as it is commonly utilized in the industry to analyze operating performance. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim and convertible top systems. The company's current operations span the globe through 16 countries, more than 100 facilities and nearly 24,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com.



Inquiries:     J. MICHAEL STEPP                ROBERT KRAUSE
               Vice Chairman & CFO             Vice President and Treasurer
               (248) 824-1520                  Head of Investor Relations
               mike.stepp@colaik.com           (248) 733-4355
                                               robert.krause@colaik.com


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